FOR IMMEDIATE RELEASE

                                                        Contact: Lynda L. Glass
                                                                 (717)338-2257



                                ACNB CORPORATION
                              REPORTS 2004 EARNINGS

GETTYSBURG, Pa., March 1---ACNB Corporation reported net income of $9,308,000 for year-end 2004, as compared to $10,768,000 at year-end 2003. During 2003, there was nonrecurring income of $2,141,000 from life insurance proceeds. Net income on a per share basis amounted to $1.71 and $1.98 for 2004 and 2003, respectively.

     Dividends paid to shareholders for 2004 totaled $4,892,000, or $.90 per share. In 2003, $.89 per share was paid to shareholders in the form of dividends for the year.

     Total assets of ACNB Corporation on December 31, 2004, were $924 million---an increase of 6% from $873 million at December 31, 2003. Deposits increased by 1% over a year ago to $647 million. Total loans rose by 6% to $441 million, as compared to December 31, 2003. A 2% increase in equity capital resulted in an aggregate of $74.5 million on December 31, 2004.

      ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for Adams County National Bank. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of sixteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, operates three banking offices in the Newville, Cumberland County, PA, area.

                                     # # # #
ACNB #2005-04
March 1, 2005